Exhibit (m)

PREMIER MULTI-SERIES VIT

Distribution and Servicing Plan

March 23, 2015

WHEREAS, Premier Multi-Series VIT (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in one or several series (each a “Portfolio”), with each Portfolio representing interests in a portfolio of securities and other assets;

WHEREAS, the Trust issues shares of the Portfolio in one class of shares;

WHEREAS, shares of the Portfolio are currently offered only to insurance-dedicated fund-of-funds vehicles sponsored by Allianz Life Insurance Company of North America (“Affiliated Funds”), which in turn offer their shares pursuant to the terms of participation agreements with participating insurance companies (“Participating Insurance Companies”);

WHEREAS, the Portfolio has been asked to bear certain distribution and/or indirect costs associated with services of the Affiliated Funds that invest into the Portfolio.

WHEREAS, the Trust may in the future offer shares of the Portfolio for sale directly to the separate accounts of Participating Insurance Companies that issue variable annuity or variable life contracts;

WHEREAS, the Trust has entered into an agreement with the Trust’s distributor, Allianz Global Investors Distributors LLC (the “Distributor”), pursuant to which the Trust will pay the Distributor for payments made by the Distributor to various financial intermediaries in connection with the provision of shareholder services to customers of the various financial intermediaries;

WHEREAS, the Distributor, with respect to the Portfolio shares, intends to enter into a Servicing Agreement (the “Agreement”) pursuant to this Plan (the “Plan”) with Allianz Life Financial Services, Inc. (the “Service Organization”), pursuant to which the Service Organization will provide certain shareholder services to Participating Insurance Companies’ separate account shareholders (“Separate Account Shareholders”);

WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the Plan will benefit the Portfolio and its shareholders;

NOW THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

Section 1. An amount of up to 0.25% on an annual basis of the average daily net assets attributable to Portfolio shares (the “Servicing Fee”) may be paid to the Service Organization, Participating Insurance Companies, plan sponsors and other financial institutions (“Authorized Firms”), as applicable, as compensation for services rendered and expenses borne in connection with the financing of the activities and services described in Section 2 pursuant to an agreement with an Authorized Firm. Payment of the Servicing Fee may be made directly by the Trust to Authorized Firms or by the Distributor acting as agent for the Trust. Payment of the Servicing Fee shall be subject to applicable laws and regulations, as well as the rules of the Financial Industry Regulator Authority (“FINRA”).

Subject to the limit set forth above and subject to the provisions of Section 9 hereof, the Servicing Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust and may be paid in respect of services rendered and expenses borne in the past as to which no Servicing Fee was paid on account of such limitation. To the extent the Trust offers more than one portfolio in the future, if at any time this Plan shall not be in effect with respect to all portfolios of the Trust, the Servicing Fee shall be computed on the basis of net assets attributable to shares of those portfolios for which the Plan is in effect. The Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

Section 2. Services that the Servicing Organization may provide under the Agreement, and which Authorized Firms may provide under separate agreements with the Distributor in the future, may include, but are not limited to, the following functions: delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials to prospective and existing Separate Account Shareholders; providing educational materials regarding the shares; providing facilities to answer questions from prospective and existing Separate Account Shareholders about the Affiliated Funds; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of shares; assisting prospective or existing Separate Account Shareholders in completing application forms and selecting investment options; and providing recordkeeping and similar administrative services to Separate Account Shareholders. The Service Organization and Authorized Firms, as applicable, will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Separate Account Shareholders.

Section 3. Unless otherwise permitted under applicable law, this Plan shall not take effect with respect to any Portfolio of the Trust until it has been approved by a vote of at least a majority of the outstanding voting securities of that Portfolio. This Plan shall be deemed to have been effectively approved with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities of any other Portfolio or that this Plan has not been approved by a majority of the outstanding voting securities of the Trust.

Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.

Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. This Plan may be terminated at any time with respect to the shares of any Portfolio by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Portfolio.

Section 8. All agreements with any person relating to implementation of this Plan with respect to any Portfolio shall be in writing, and any agreement related to this Plan with respect to any Portfolio shall provide:

A.	That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding voting securities of such Portfolio, on not more than 60 days’ written notice to any other party to the agreement; and

B.	That such agreement shall terminate automatically in the event of its assignment.

Section 9. This Plan may not be amended to increase materially the amount of Servicing Fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4 hereof.

Section 10. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission, (c) the term “introducing broker” shall mean any broker or dealer who is a member of FINRA and who is acting as an introducing broker pursuant to clearing agreements with the Distributor; and (d) the term “participating broker” shall mean any broker or dealer which is a member of FINRA and who has entered into a selling or dealer agreement with the Distributor.

Section 11. This Plan has been adopted pursuant to Rule 12b-1 under the Act and is designed to comply with all applicable requirements imposed under such Rule. To the extent that any or all of the Servicing Fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust’s shares (within the meaning of Rule 12b-1), all those Servicing Fees paid by the Trust shall be deemed to be made under this Plan and pursuant to clause (b) of such Rule.

Dated: March 23, 2015